Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

RESEARCH AND DEVELOPMENT COLLABORATION AND LICENSE AGREEMENT – ABL 001

THIS RESEARCH AND DEVELOPMENT COLLABORATION AND LICENSE AGREEMENT-ABL 001 (including the schedules and appendix hereto, this “Agreement”), effective as of November 30, 2018 (the “Effective Date”), is between:

TRIGR Therapeutics Inc., a company organized and existing under the laws of Delaware, USA, with a principal place of business at 53 Carrington, Irvine CA 92620, USA (“TRIGR”); and

ABL Bio Inc., a company organized and existing under the laws of the Republic of Korea, with a principal place of business at 2nd Floor, 16

Daewangpangyo-ro 712 Beon-gil, Bundang-gu, Seongnam-si, Gyeonggi-do 13488, Republic of Korea (“ABL’’).

TRIGR and ABL are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, TRIGR is a biotechnology company focused on the development and commercialization of antibodies and other therapeutic products;

WHEREAS, ABL is a pharmaceutical company engaged in the research and development of products useful in the treatment or prevention of human diseases and conditions;

WHEREAS, TRIGR and ABL wish to collaborate in the development and commercialization of the Product (hereinafter defined) as contemplated herein; and

WHEREAS, TRIGR and ABL desire to work together, calling on their respective areas of expertise, in order to effectuate the foregoing under the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1- DEFINITIONS

For purposes of this Agreement, the following capitalized terms, whether used in the singular or plural, shall have the following meanings:

1.1 “ABL Data” means reports, records, data and other information that are Controlled by ABL and/or its Affiliates, as of the Effective Date or at any other time during the Term, and which result from the Research Program or are otherwise necessary or useful in Exploiting the Product.

1.2 “ABL Indemnitee” has the meaning set forth in Section 12.1.

1.3 “ABL Intellectual Property” means, collectively, ABL Know-How and ABL Patents, and ABL’ s rights in any Joint Intellectual Property.

1.4 “ABL Know-How” means Information and Inventions Controlled by ABL and/or its Affiliates as of the Effective Date or during the Ten n, arising under the Research Program or otherwise necessary or useful in Exploiting the Product, including without limitation, ABL Data. The ABL Know-How excludes any Information contained within an ABL Patent.

1.5 “ABL Materials” means all inventory of the Product in any form and all other materials necessary for the Exploitation of the Product discovered or developed in the Research Program.

1.6 “ABL Patents” means (a) the Antibody-Specific Patents, (b) the Background Patents and (c) ABL’s interest in any Joint Patents, in each of cases (a) - (c) on or after the Effective Date. The ABL Patents as of the Effective Date are set forth on Schedule 1, which will be updated from time to time by ABL.

1.7 “Affiliate” means, with respect to any entity, any entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such entity. For this purpose, “control” means the ownership of more than fifty percent (50%) of the voting securities entitled to elect the directors or management of the entity, or the actual power to elect or direct the management or policies of the entity, whether by law, contract or otherwise. In any country where the local law does not permit foreign equity participation of more than fifty percent (50%), then an “Affiliate” includes any company in which an entity owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.8 “Antibody-Specific Patents” means the composition of matter and method of use Patents for the Product.

1.9 “Applicable Law” means all statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any Governmental Authority applicable to the Parties’ performance of their activities under this Agreement, all as amended from time to time, together with any associated rules, regulations, and compliance guidance promulgated thereunder.

1.10 “Background Patents” means any Patents on the Effective Date or at any time during the Term (other than Joint Patents) that claim or cover the making, having made, using, selling, offering for sale and/or importing of the Product or are otherwise necessary or useful in Exploiting the Product. For clarity, the Antibody-Specific Patents shall be excluded from Background Patents.

1.11 “BLA” means a biologics license application required to be submitted to and approved by the FDA to obtain authorization to manufacture the

Product for commercialization in the United States pursuant to section 351 of the Public Health Service Act and 21 CFR § 601.2.

1.12 “C.F.R” means the U.S. Code of Federal Regulations.

1.13 “Claim” has the meaning set forth in Section 12.1.

1.14 “Commercialization” or “Commercialize” means any and all activities directed to the offering for sale and sale of the Product, including,

(i) activities directed to marketing, promoting. detailing, distributing, manufacturing, importing, selling and offering to sell such Product, (ii) interacting with regulatory authorities regarding any of the foregoing and (iii) seeking pricing approvals and reimbursement approvals for such Product. When used as a verb, “Commercialize” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.15 “Confidential Information” means all non-public or proprietary Information disclosed by a Party to the other Party under this Agreement, without regard as to whether any of such Information is marked “ confidential “ or “ proprietary,” or disclosed in oral, written, graphic, or electronic form. Confidential Information shall include the terms and conditions of this Agreement.

1.16 “Control “ means, with respect to any Information, Patent, trademark or other intellectual property right, ownership or possession by a Party, or, where expressly provided, its Affiliates, of the ability (without taking into account any rights granted by one Party to the other Party under the terms of this Agreement) to grant access, a license or a sublicense thereto without violating the terms of any agreement or other arrangement with, or necessitating the consent of or any additional payment to, any Third Party, at such time that the Party would be first required under this Agreement to grant the other Party such access, license or sublicense.

1.17 “Disclosing Party” has the meaning set forth in Section 9.1.

1.18 “Dispute” has the meaning set forth in Section 11.2.

1.19 “Exploit” or “Exploitation” means to research, make, have made, import, export, distribute, use, have used, sell, have sold, or offer for sale, including to develop, manufacture, commercialize, register, modify, enhance, improve or otherwise dispose of. “FDA” means the U.S. Food and Drug Administration.

1.20 “First Commercial Sale” means the first sale, transfer or disposition for value of a Product by or on behalf of TRIGR or any of its Affiliates or sublicensees in a country to a Third Party in the Territory, where Regulatory Approval (including pricing approval) of the Product has been obtained. For the avoidance of doubt, First Commercial Sale does not include any transfer or disposition of any Product for use in a clinical trial or other development activity, for promotional use (including samples) or to any named patients or for compassionate use purposes in the Territory.

1.21 “Force Majeure” means any event beyond the reasonable control of the affected Party including, but not limited to, embargoes; war or acts of war, including terrorism; insurrections, riots, or civil unrest; strikes, lockouts or other labor disturbances; epidemics, fire, floods, earthquakes or other acts of nature; and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances).

1.22 “Governmental Authority” means any multi-national, federal, state, local. municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.23 “IND” means an investigational new drug application required to be submitted to the FDA prior to commencing any clinical studies necessary to demonstrate safety and efficacy of a new drug or new biological drug pursuant to 21 CFR Part 312.

1.24 “indemnitee” means an ABL Indemnitee or TRIGR Indemnitee, as the context may require.

1.25 “Information” means information, inventions, concepts, discoveries, compounds, compositions, formulations, formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, technology, techniques, designs , drawings, correspondence, computer programs, documents, apparatus, results, strategies, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Governmental Authority or patent office, data, including pharmacological, toxicological, non- clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, patent and legal data, market data, financial data or descriptions, devices, assays, chemical formulations, specifications, material, product samples and other samples, physical, chemical and biological materials and compounds, and the like, in written, electronic, oral or other tangible or intangible form, now known or hereafter developed , whether or not patentable.

1.26 “Inventions” means any and all inventions, discoveries and developments, whether or not patentable, made, conceived and/or reduced to practice in the course of performance of this Agreement whether made, conceived and/or reduced to practice solely by, or on behalf of TRIGR, ABL, the Parties jointly, or any Affiliate of the same.

1.27 “Joint Intellectual Property” means, collectively, Joint Know-How and Joint Patents.

1.28 “Joint Inventions” has the meaning set forth in Section 7.1(b).

1.29 “Joint Know-How” means all Information and Inventions jointly created by TRIGR or its Affiliates and ABL or any of its Affiliates under this Agreement and during the Term arising under the Research Program or otherwise necessary or useful to Exploit the Product. Joint Know-How excludes any Information or Inventions contained within a Joint Patent.

1.30 “Joint Patents” means all Patents covering or claiming any invention that is a Joint Invention necessary or useful for Exploitation of any

Product.

1.31 “Korean Government Program” means the clinical research program for the Product currently being conducted by National OncoVenture and/or other government agencies in South Korea in conjunction with ABL, as amended from time to time.

1.32 “Losses” has the meaning set forth in Section 12.1.

1.33 “Net Sales” means the gross amount received by TRIGR, its Affiliates, and their sublicensees on account of sales of Product to Third Parties in the Territory, less the following deductions to the extent not separately invoiced, to and paid by, the Third Party: (i) sales and excise taxes and duties paid or allowed by the selling party and any other governmental charges imposed upon the production, importation, use or sale of such Product; (ii) customary trade, quantity and cash discounts allowed on Product; (iii) allowances or credits to customers on account of rejection or return of Product or on account of retroactive price reductions affecting such Product; (iv) freight and insurance costs; (v) rebates, chargebacks and other amounts paid on sale or dispensing of Product;

(vi) the book cost of devices or systems used for delivering Product into the patient where Product when sold is a combination of the active pharmaceutical ingredient and the device or system; and (vii) bad debt, all as incurred by TRIGR, its Affiliates, and their sublicense es in the ordinary course of business in type and amount consistent with good industry practice and determined in accordance with generally accepted accounting principles consistently applied. For the avoidance of doubt, for each Product the Net Sales shall be calculated only once for the first sale of such Product by TRIGR, its Affiliates and their sublicensees, as the case may be, to a Third Party which is neither an Affiliate or sublicensee of TRIGR. A sale of Products by TRIGR, its Affiliate or their sublicensees to a wholesaler or distributor shall be regarded as the first sale of Product for the purpose of calculating Net Sales unless such wholesaler or distributor sells Product to a hospital, pharmacy, physician, retailer or other entity which provides Product to the patient in which case the first sale shall be the sale to such hospital, pharmacy, physician, retailer or other entity. Net Sales shall not include the amount received on account of sales of Product or of sales of Product in a particular country for which the obligation to pay royalties has expired on or before the date of such sales. Net Sales of Products constituting combination products shall be calculated based on the ratio of the market values of the individual products included in such combination products.

1.34 “Oncology Product” means the Product used for indications in the field of oncology. The Oncology Product excludes the Ophthalmology

Product.

1.35 “Ophthalmology Product” means the Product used for indications in the field of ophthalmology. The Ophthalmology Product excludes the

Oncology Product.

1.36 “Patents” means all: (a) patents, including any utility or design patent; (b) patent applications, including provisionals, substitutions, divisionals, continuations, continuations in- part or renewals; (c) patents of addition, restorations, extensions, supplementary protection certificates, registration or confirmation patents, patents resulting from post-grant proceedings, re-issues and re-examinations; (d) other patents or patent applications claiming priority directly or indirectly to (i) any such specified patent or patent application specified in (a) through (c), or (ii) any patent or patent application from which a patent or patent application specified in (a) through (c) claim direct or indirect priority; (e) inventor’s certificates; (f) other rights issued from a Governmental Authority similar to any of the foregoing specified in (a) through (e); and (g) in each of (a) through (f), only if such patent, patent application or other right arises in the Territory.

1.37 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

I .38 “Phase I” means the first clinical investigations in which the Product is first introduced into humans in compliance with applicable regulatory requirements for the principal purpose of gathering data to make a preliminary determination of safety, tolerability, pharmacokinetics, and pharmacological effects in healthy individuals or patients such as the clinical studies described in 21 C.F.R. § 312.21(a). Phase I includes both Phase Ia and Phase Ib and is the first of three phases conducted to gather data and information to determine whether the Product would meet the criteria for marketing authorization.

1.39 “Phase II” means the second phase of clinical investigations, which are conducted after preliminary safety data are obtained from a Phase I studies, to evaluate the effectiveness and safety of the Product and to obtain sufficient data and information to support the design and conduct of one or more Phase III clinical studies, in compliance with applicable regulatory requirements, such as the clinical studies described in 21 C.F.R. § 312.21(b). Phase II includes both Phase IIa and Phase IIb studies and is the second of three phases conducted to gather data and information to determine whether the Product would meet the criteria for marketing authorization.

I .40 “Phase III” means the third phase of clinical investigations, which are intended to be pivotal clinical studies designed to demonstrate the safety and effectiveness of the Product in order to prepare a marketing application and obtain authorization from the applicable Regulatory Authority to commercialize the Product, such as clinical studies described in 21 C.F.R. § 312.21(c). Phase III studies may include one or more pivotal studies.

1.41 “Product” means the anti-VEGFxD114 bispecific antibody referred to as ABL001.

1.42 “Product Infringement” has the meaning set forth in Section 7.4(b).

1.43 “Receiving Party” has the meaning set forth in Section 9.1.

1.44 “Regulatory Approval” means all approvals (including supplement, amendment, or pre- and post-approval), licenses, registrations or authorizations of any national, regional, state or local Regulatory Authority, department, bureau, commission, council or other Governmental Authority, that are necessary for the commercialization of the Product in the Territory.

1.45 “Regulatory Authority” means any applicable Governmental Authority involved in granting Regulatory Approval and any other applicable

Governmental Authority having jurisdiction over the development or commercialization of the Product in the Territory.

1.46 “Regulatory Materials” means all regulatory applications, submissions, notifications, registrations, Regulatory Approvals or other submissions, including any written correspondence or meeting minutes, made to, made with, or received from a Regulatory Authority in the Territory that are necessary or reasonably desirable in order to develop, manufacture, market, sell or otherwise commercialize a Product in the Territory.

1.47 “Research Program” means the pre-clinical and clinical research program for the discovery, development and selection the Product, including the Korean Government Program.

1.48 “Royalty Term” means, on a country-by-country basis, the period commencing on the First Commercial Sale of a Product in such country in the

Territory and continuing until the later to occur of [***].

1.49 “Sole Inventions” has the meaning set forth in Section 7.1(a).

1.50 “Sublicensing Revenue” means all value, payment or compensation of any type or kind, other than royalties on Net Sales, received by TRIGR and its Affiliates from or through sublicensees for the licensing, cross-licensing or other authorized use of the license or rights granted herein by ABL to the ABL Patents and ABL Know How. Sublicensing Revenue shall include, without limitation, all fees, milestone payments, cash equivalents, equities, securities, equipment, property, rights or anything else of value received by TRIGR and its Affiliates as sublicensing consideration from or for the benefit of any sublicensee (other than royalties on Net Sales).

1.51 “Term” has the meaning set forth in Section 10.1.

1.52 “Territory” means all countries in the world except (i) the Republic of Korea (for the Oncology Product) and (ii) the Republic of Korea and

Japan (for the Ophthalmology Product).

1.53 “Third Party” means a Person other than ABL and TRIGR and their respective Affiliates.

1.54 “Third Party License” has the meaning set forth in Section 6.5(a).

1.55 “Third Party Payments” has the meaning set forth in Section 6.5(a).

1.56 “TRIGR Indemnitee” has the meaning set forth in Section 12.2.

1.57 “Valid Claim” means (a) a claim of an issued and unexpired Patent included within the ABL Patents or Joint Patents, to the extent such claim has not been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final order, from which no further appeal can be taken, and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer; or (b) a claim of any patent application (where such claim was filed in good faith) within the ABL Patents or Joint Patents, to the extent such claim has not been canceled, withdrawn, abandoned or pending for more than ten (10) years from its earliest priority date.

ARTICLE 2 - LICENSE

2.1 License Grant to TRIGR. Subject to the terms and conditions of this Agreement, ABL hereby grants to TRIGR and its Affiliates a royalty- bearing, exclusive (even as to ABL) license, with the right to sublicense (through one or more multiple tiers) in, to and under the ABL Patents and ABL Know How to exploit the Product in the Territory. All sublicenses shall survive termination of this Agreement provided such sublicensees are not in breach (taking into account any applicable cure period provided in such sublicense). During the Term, neither ABL nor any of its Affiliates will, directly or indirectly, undertake or partner with any Third Party to develop or commercialize any therapeutic product competitive with the Product.

2.2 Sublicense Grant to TRIGR. Subject to the terms and conditions of this Agreement, ABL hereby grants to TRIGR and its Affiliates a royalty- free, non-exclusive freely assignable license, with the right to sublicense (through one or more multiple tiers) in, to and under the KR Patent

No. 1411740, KR Patent No. 1718764, and their families, and any patents or patent applications claiming priority to any of the foregoing, to exploit the

Product in the Territory (the “Sublicensed Patents”), which ABL has licensed from Prestige Bio Pharmaceuticals Co. Ltd. under a license agreement dated October 31, 2018 (the “Prestige License”). ABL represents and warrants to TRIGR that (i) the Prestige License permits ABL to grants the rights to the Sublicensed Patents as contemplated hereunder for the Exploitation of the Product, (ii) all payments required to be made by ABL under the

Prestige License have been made on a timely basis and (iii) TRIGR will have no obligations relating to the Prestige License, except that TRIGR agrees that the practice of the Sublicensed Patents by TRIGR, its sublicensees and assignees of any of the foregoing shall be limited to the Exploitation of the Product under the sole responsibility of TRIGR. For the avoidance of doubt, the above Sublicensed Patents are excluded from ABL Patents. ABL agrees not to terminate, amend, modify or waive any provisions of the Prestige License without the prior written consent of TRIGR.

2.3 No Modifications. TRIGR is not permitted to modify the Product including, but not limited to, making monoclonal or any bispecific antibodies with/from the Product.

2.4 BINEX Agreement. TRIGR acknowledges that ABL entered into an agreement with BINEX Co., Ltd. (“BINEX”) dated March 2, 2016, as amended by that certain Amendment dated Oct 18th, 2018, attached hereto as Exhibit A (the “BINEX Agreement”). TRIGR acknowledges and agrees that under the BINEX Agreement ABL has granted BINEX a priority right to manufacture the Avastin Dll4 bispecific antibody (ABL001) component of the Product, subject to the terms and conditions set forth therein. Following the execution of this Agreement, ABL shall use reasonable and good faith efforts to have TRIGR and BINEX reach an agreement for mutual interests, under which BINEX shall have rights and obligations related to the first right to manufacture as set forth in BINEX Agreement.

ARTICLE 3- RESEARCH AND DEVELOPMENT

3.1 Roles and Responsibilities.

(a) Development and Commercialization Activities. Subject to the cost-sharing and revenue sharing mechanics described below,

(i) ABL shall be responsible for designing and conducting Phase I clinical studies for the Oncology Product subject to the direction and oversight of the

JRDC as described in Section 3.3 below and (ii) TRIGR shall be responsible thereafter for the clinical development and commercialization of the Oncology Product starting from Phase II, it being understood by the Parties that ABL is conducting the Phase Ib studies for the Oncology Product. TRIGR shall be responsible for all phases of the preclinical/clinical development and commercialization of the Ophthalmology Product.

(b) Cost and Expenses for the Oncology Product.

(i) ABL’s Expense. ABL shall be responsible for [***].

EXECUTION VERSION CONFIDENTIAL

(ii) TRIGR’s Expense. Except as set forth in clause (i) above, TRIGR shall be responsible for [***].

(c) Cost and Expenses for the Ophthalmology Product. [***].

3.2 Transfer of Know-How and Materials. On request made by TRIGR from time to time during the Term, ABL will transfer to TRIGR (a) the

ABL Materials and (b) copies (in electronic or other mutually agreed upon format) of ABL Data (including without limitation all ABL Data arising from the Korean Government Program) and all other ABL Know-How as promptly as possible and within thirty (30) days from the receipt of TRIGR’s request. In addition, ABL will provide reasonable assistance, including providing translations and making its personnel reasonably available for meetings or teleconferences to answer questions and provide technical support to TRIGR with respect to the use of the ABL Know How and ABL Materials in accordance with the license granted to TRIGR hereunder. Any translation costs relating to the ABL Know-How will be paid for by ABL.

3.3 Joint Research and Development Committee. The Parties hereby establish the joint research and development committee (“JRDC”), which shall consist of six (6) members, with each Party designating three (3) of its representatives as the members of the JRDC. The names of the initial members of the JRDC are as set forth in the JRDC Chart attached hereto as Schedule 2. Each Party may replace its representative on the JRDC at any time, upon written notice to the other Party. A Patty may designate a substitute employee to temporarily attend and perform the functions of such Party’s designee at any meeting of the JRDC. The JRDC will have oversight and final decision-making responsibility for (i) the Phase I clinical development for the

Oncology Product including Phase IB (the “Phase I Period”) and (ii) for the first Phase II clinical study for the Oncology Product (the “Phase II Period” and, together with the Phase I Period, the “Initial Development Period”). TRIGR will be actively involved on a day to day basis in the planning and design for the Phase IB study for the Product, including document review and interactions with third parties involved in the development of the Product. Without limiting the foregoing, the JRDC shall perform the following :functions: (i) serve as a forum for discussion and communication regarding the overall strategy for research and development of the Oncology Product during the Initial Development Period; (ii) review and monitor research and development activities during the Initial Development Period and (iii) determine the research and development plan for the Oncology Product for the Initial Development Period and any amendments thereto. JRDC meetings shall occur at least quarterly during the Initial Development Period (or with such greater frequency as is otherwise requested by any JRDC member). All decisions of the JRDC shall be subject to the agreement of all its members and any matters not agreed upon by the JRDC shall be finally decided upon by the chief executive officers of the Parties by mutual agreement , who together shall use reasonable and good faith efforts to reach a decision by consensus within thirty (30) days after the date such matter is referred to them; provided, however, that during the Phase I Period ABL shall have the final decision making authority in case of disagreement and that during the Phase II Period TRIGR shall have the final decision making authority in case of disagreement.

3.4 Abandonment by TRIGR.

(a) TRIGR may abandon the clinical studies for the Product only if the principal reason for TRIGR’s abandonment of the clinical studies is that TRIGR was unable to get acceptable clinical data for the Product, despite making commercially reasonable efforts in good faith to do so.

(b) In such case of abandonment by TRIGR under (a), ABL may, at its discretion, request to step in and take over the clinical studies and other development activities of the Product, at its own costs and expenses. TRIGR shall, upon ABL’s request, (i) provide ABL all data and information related to the clinical development program of the Product and (ii) return to ABL all rights and licenses granted under this Agreement (including rights granted by ABL to TRIGR under Articles 2 and 7). For the data and information controlled by TRIGR and provided to ABL hereunder, the Parties shall in good faith negotiate a license to make them available to ABL on commercially reasonable terms.

(c) In the event that ABL exercise its discretion set forth in (b), the Parties are considered to have reached a mutual agreement on termination of this Agreement.

3.5 Abandonment by ABL.

In the event that ABL does not pursue the research and development of the Product during the Phase I Period in accordance with the direction of the JRDC (or if the JRDC fail s to provide such direction) then, TRIGR may, at its discretion, request to step in and take over these research and development activities for the Product and ABL shall, upon TRIGR’s request, provide all ABL Materials, ABL Data and ABL Know-How related to the research development of such Product to TRIGR as contemplated by Section 3.2.

In case TRIGR takes over the research and development activities for the Product as contemplated above, (i) TRIGR shall have the right to retain CROs or other third parties to assist with the research and development of the Product at TRIGR’s discretion (and to share ABL Materials, ABL Data and ABL Know-How with such third parties for this purpose), (ii) TRIGR shall be responsible for all costs and expenses, including third party costs and expenses, relating to the research and development activities for the Product, and (iii) notwithstanding anything to the contrary in this Agreement, all milestone and royalty payment obligations and ABL’s share of Upfront Revenue that would otherwise be payable to ABL here under in respect of such Product shall be reduced by fifty percent (50%).

ARTICLE 4 -REVENUE SHARING

4.1 Sharing of Sublicensing Revenue. When TRIGR receives any Sublicensing Revenue in respect of the Product under any sublicense thereof, TRIGR shall pay a percentage thereof to ABL as set forth below regardless of when such sublicense is entered into: [***].

(a) TRIGR Reporting Obligations. From and after the commencement of Phase II clinical trials, TRIGR shall update ABL on developments related to the clinical activities for the Product no less than once every twelve (12) calendar months. In addition, promptly following the execution of any sublicense for the Product, TRIGR shall report to ABL the name of sublicensee, date of contract, payment and/or royalty terms and conditions (a “Sublicensing Report”). And after First Commercial Sale, TRIGR shall submit to ABL quarterly royalty reports within forty-five (45) days of March

31, June 30, September 30, and December 31 of each year (each, a “Royalty Report”) for the Product, together with the royalty payment for such quarter. Each Royalty Report shall cover TRIGR’s (and each Affiliate’s and sublicensee’s) most recently completed calendar quarter and shall show:

(i) the date of commercial launch in each country in the Territory;

(ii) gross sales, deductions, and Net Sales during the most recently completed calendar quarter and the royalties, in US dollars, payable with respect thereto;

(iii) the number of each type of Product sold;

(iv) the method used to calculate the royalties; and

(v) the exchange rates used.

If no sales of Products have been made by TRIGR, its Affiliates or sublicensees during any reporting period, TRIGR shall so report. (b) Records & Audits.

(i) TRIGR shall keep, and shall require its Affiliates and sublicensees to keep, complete and accurate records of all Products sold under this Agreement. Such records shall be retained by TRIGR for at least three (3) years following a given reporting period.

(ii) TRIGR shall keep, and shall requires its Affiliates and sublicensees to keep, complete and accurate books and records used in the determination of all Net Sales, payments and deliveries of the Products to third parties for a period of three (3) years following a given reporting period. Upon thirty (30) days’

prior notice to TRIGR all records shall be made available by TRIGR to ABL during normal business hours for inspection at the expense of ABL by ABL’s Internal Audit Department or by a Certified Public Accountant selected by ABL and reasonably acceptable to TRIGR and in compliance with the other terms of this Agreement for the sole purpose of verifying the accuracy of the royalty reports, sublicensing report, and other payments hereunder. TRIGR shall provide all books and records necessary for the inspecting party to determine Net

Sales and calculate payments due to ABL under this Agreement. Such inspector shall not disclose to ABL any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. If any such inspection shows an under reporting and underpayment more than five percent (5%) for any twelve-month (12-month) period, and such underpayment is not disputed by TRIGR in good faith, then TRIGR shall pay the cost of the audit as well as any additional sum that would have been payable to ABL had the TRIGR reported correctly, plus an interest charge at a rate of ten percent (10%) per year (pro-rated for any shorter period). Such interest shall be calculated from the date the correct payment was due to ABL up to the date when such payment is made by TRIGR. For any undisputed underpayment not more than five percent (5%) for any twelve-month (12-month) period, TRIGR shall pay the difference within thirty (30) days without interest charge or inspection cost. ABL may conduct such inspections no more than once per calendar year.

(c) Due Diligence. TRIGR shall make commercially reasonable efforts to develop and commercialize the Product subject to Section 3.4(a). In case TRIGR delays developments for a reasonable reason, TRIGR shall inform ABL of delays and the reason of delays in developments. If TRIGR delays development for more than a year without reasonable reason, whether or not this delay has been notified to ABL, this shall be considered abandonment as stipulated in Section 3.4(a) unless TRIGR makes an extension request in writing to ABL prior to the end of such one-year period, in which case such a delay shall be considered abandonment as stipulated in Section 3.4(a) only if TRIGR delays development for more than eighteen (18) months (instead of one year).

ARTICLE 5- REGULATORY MATTERS

5.1 Regulatory Matters. During the Phase I Period (as defined in Section 3.3), all communications with Regulatory Authorities shall be the responsibility of ABL subject to the direction, involvement and oversight of the JRDC as described in Section 3.3. Thereafter, all communications with Regulatory Authorities shall be the responsibility of TRIGR. All costs relating to the foregoing shall be allocated between the Parties in accordance with Section 3.1(b). All Regulatory Materials shall be owned by TRIGR, including all INDs, BLAs and comparable regulatory filings in non-US jurisdictions. For the avoidance of doubt, except for the allocation of costs described above, ABL shall not after the Phase I Period assume any liability or obligation for any regulatory application, filing, or approval necessary to develop or commercialize the Product required by any country in the Territory.

ARTICLE 6- PAYMENT

6.1 General. TRIGR shall pay Initial Payments, Development Milestone, Commercial Milestone, and Royalty to ABL as stipulated in the Appendix to this Agreement and this Article 6. Any milestone or royalty payment is made in the recognition of the value of the Product at the time of payment, such that, once made, such-payment is final.

6.2 Royalties. TRIGR shall pay the running royalties to ABL on Net Sales of the Product as consideration for the rights granted to TRIGR under Section 2.1 of this Agreement. Subject to Sections 6.3 and 6.4 below, and only during the applicable Royalty Term, TRIGR shall pay to ABL the royalty as described below. Any tax required to be withheld by TRIGR, its Affiliates or any sublicensee under the laws of any foreign country from any royalty or other payments due to ABL hereunder shall be promptly and timely paid by TRIGR for and on behalf of ABL to the appropriate governmental authority, and TRIGR shall furnish ABL with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority. Any such tax actually paid on ABL’s behalf shall be deducted from royalty payments or other payments due ABL. The remittance of royalties payable on sales outside the United States shall be payable to ABL in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in the Wall Street Journal for the last business day of the calendar quarter in which the royalties me payable. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of ABL or its nominee in any commercial bank or trust company of ABL’s choice located in that country, prompt written notice of which shall be given by ABL to TRIGR.

Subject to Sections 6.3 and 6.4 below, and only during the applicable Royalty Term, TRIGR shall pay to ABL a royalty on Net Sales of each Product calculated as follows on a per Product basis: [***].

6.3 Royalty Term. Royalties under Section 6.2 shall be payable on Net Sales for the Product beginning upon the First Commercial Sale of the Product in the Territory until the expiration of the Royalty Term.

6.4 Sublicensing Revenue. In addition to the payment set forth in Section 6.1 and royalties stipulated in Section 6.2, TRIGR shall pay to ABL a portion of any Sublicensing Revenue for the Product as set forth in Section 4.1.

6.5 Offset for Third Party Licenses and Excessive COGS.

(a) Third Party Licenses. If it is necessary for TRIGR to enter into an agreement with one or more Third Parties pursuant to which TRIGR licenses one or more Patents (including any license granted in settlement of any litigation as contemplated under Section 7.5) from such

Third Parties in order to Exploit the Product in the Territory, TRIGR will have the right, at its sole discretion, to negotiate and obtain a license under such Patents (each, a “Third Party License”). A Third Party License will be deemed “necessary” under this Section 6.5(a) if, in the absence of a license under such Third Party Patents, the Exploitation of any Product would, in TRIGR’s good faith assessment, infringe such Third Party Patents. Except as set forth in Section 6.5(b), or to the extent of any Claim for which ABL provides indemnification under Section 12.2, or as the Parties may otherwise agree in writing, TRIGR shall bear any payments associated with any royalties or other payments paid or payable to any Third Party for such Third Party License (collectively, the “Third Party Payments”).

(b) TRIGR may credit up to fifty percent (50%) of the amount of any Third Party Payments paid by TRIGR under a Third Party License deemed “necessary” pursuant to Section 6.5(a) during any calendar quarter against the royalties and other payments payable to ABL under t this Article 6 in respect of the same calendar quarter; provided, (i) in no event will the royalties payable to ABL for such calendar quarter be reduced by more than fifty percent (50%) and (ii) any remaining creditable amount may be credited by TRIGR in subsequent calendar quarters.

6.6 Royalty Statement. Within thirty (30) days following the end of each calendar quarter, TRIGR shall provide ABL with a written report containing the following information for the calendar quarter: an accounting of the number of units and prices for the Products sold, by Product; the amount of gross sales of the Products in the Territory; an itemized calculation of Net Sales in the Territory showing deductions provided for in the definition of

“Net Sales”; the application of any other reductions or corrections made in accordance with this Article 6; and calculation of the royalty payment due on such Net Sales, as adjusted. At the same time it provides the royalty statement, TRIGR shall pay ABL the corresponding amount for the applicable calendar quarter.

6.7 Corrections. In the event that either Party determines that the calculation of Net Sales for a calendar quarter deviates from the amounts previously reported to ABL for any reason (such as, on account of additional amounts collected or Product returns), TRIGR and ABL shall reasonably cooperate to reconcile any such deviations to the extent necessary under applicable legal or financial reporting requirements.

6.8 Late Payments. In the event Initial Payments, Development Milestones, Commercial Milestones, Royalty to ABL as stipulated in the Appendix to this Agreement and this Article 6 are not received by ABL when due, TRIGR shall pay to ABL interest charges at a rate of ten (10%) percent per year, calculated from when the relevant amount was due and payable. Such interest shall be calculated from the date payment was due until received by ABL. In case TRIGR delays payments for a reasonable reason, TRIGR shall inform ABL, in writing of such delays and the reason of delays in payments. If ABL agrees to provide TRIGR an additional period to make the payments, then such interest charges shall accrue and be payable from the end of this additional period.

ARTICLE 7- INTELLECTUAL PROPERTY MATTERS

7.1 Ownership of Inventions.

(a) Sole Inventions. Subject to the licenses granted hereunder, each Party shall own any and all inventions made or conceived solely by its own employees, agents, or independent contractors in the course of conducting any activities under this Agreement, together with all intellectual property rights therein (the “Sole Inventions”).

(b) Joint Inventions. The Parties shall jointly own and shall have an equal, undivided right, title and interest in and to and be free to use and commercially exploit any and all inventions that are made or conceived jointly by employees, agents or independent contractors of both Parties in the course of conducting any activities under this Agreement, together with all intellectual property rights therein (the “Joint Inventions”). Each Party will have the right to practice, license, assign, enforce and otherwise exploit Joint Inventions, only after obtaining prior written approval of any other Party to practice, license, assign, enforce or otherwise exploit Joint Inventions; provided, however, for the avoidance of doubt that ABL’s rights in any Joint Patents are included in the license grant set forth in Article 2.

7.2 Disclosure of Inventions.

(a) Sole Inventions. Each Party shall promptly disclose to the other Parties of its Sole Inventions and all Information relating to such inventions to the extent necessary for the use of such Invention in the Exploitation of the Research Program and Product.

(b) Joint Inventions. Each Party shall promptly disclose to the other Parties any Joint Inventions and all Information relating to such inventions to the extent necessary for the use of such Invention in the Exploitation of the Research Program and Product.

7.3 Prosecution of Patents.

(a) ABL Patents and Joint Patents. Beginning on the Effective Date, and except as otherwise provided in this Section 7.3, ABL shall have the sole right and authority during the Term to control the preparation, filing, prosecution and maintenance (including any oppositions, cancellations, interferences, reissue proceedings, derivation proceedings, or reexaminations) (collectively, ‘‘Prosecution” or “Prosecute”) of the ABL Patents and any Patents claiming Joint Inventions at ABL’s sole expense.

ABL shall use commercially reasonable efforts to file divisional applications with respect to the ABL Patents (including the Background Patents) and Joint Patents to create Antibody-Specific Patents with respect to the ABL Patents being Prosecuted by ABL. ABL shall keep TRIGR informed as to material developments with respect to the Prosecution and maintenance of the ABL Patents (including the Background Patent Rights) and Joint Patents that may reasonably be expected to result in Antibody-Specific Patents. At such time as Antibody-Specific Patents are filed by ABL, then TRIGR shall have fifteen (15) business days after written notice from ABL to elect, but not the obligation, to Prosecute such Antibody-Specific Patents, and if TRIGR timely elects to Prosecute such. Antibody-Specific Patents, then TRIGR shall be responsible for all costs and expenses relating to the Prosecution of such Antibody-Specific Patents.

In addition, and without limiting the foregoing, TRIGR has the right, exercisable by written notice to ABL at any time after the first BLA (or equivalent thereof outside the US) for the Product has been submitted, to assume Prosecution of the ABL Patents and any Patents claiming Joint Inventions, in which case TRIGR shall be responsible for all costs and expenses relating to the Prosecution thereof from and after such exercise.

(b) Cooperation. ABL shall reasonably consult with TRIGR regarding (i) the patent filing strategy for the ABL Patent Rights and the Joint Patents prior to Prosecution thereof, (ii) plans for filings to create Antibody-Specific Patents and (iii) the Prosecution of the ABL Patents and the Joint Patents, in each case by providing TRIGR a Reasonable Opportunity (as defined below) to review and comment on all proposed submissions to any patent office before submission. ABL shall, in its reasonable judgment and to the extent practicable, consider in good faith and reasonably incorporate TRIGR’s comments concerning such documents and materials with respect to the Product that ABL receives from TRIGR. For the purpose of this Agreement, “Reasonable Opportunity” means that a Party shall receive from the prosecuting party or its patent counsel true copies of all documents relating to the prosecution of patent applications and patents within the relevant patent rights as soon as reasonably practical after the prosecuting party has prepared or received such documents and materials, together with any documents submitted by the prosecuting party to or received by such prosecuting party from a patent office with respect to such Prosecution. All communications among the Parties relating to the preparation, filing, maintenance or prosecution of the ABL Patents and Joint Patents, including copies of any draft or final documents or any communications received from or sent to patent offices or patenting authorities with respect to such Patents, shall be considered Confidential Information and subject to the confidentiality provisions of Article 9. All communications between the Parties relating to the preparation, filing, maintenance or prosecution of the ABL Patents and Joint Patents, including copies of any draft or final documents or any communications received from or sent to patent offices or patenting authorities with respect to such Patents, shall be considered Confidential Information and subject to the confidentiality provisions of Article 9.

(c) Step-In Right. If ABL declines to Prosecute or maintain any ABL Patents, Joint Patents or Antibody-Specific Patents, elects to allow any ABL Patents, Joint Patents or Antibody-Specific Patents to lapse, or elects to abandon any ABL Patents, Joint Patents or Antibody-Specific Patents before all appeals within the respective patent office have been exhausted (each, an “Abandoned Patent Right”), then:

(i) ABL shall provide TRIGR with reasonable notice of such decision so as to permit TRIGR to decide whether to Prosecute such Abandoned Patent Rights and to take any necessary action (which notice shall, to the extent reasonably feasible for ABL, be given no later than thirty (30) days prior to the next deadline for any action that may be taken with respect to such Abandoned Patent Right with the U.S. Patent & Trademark Office (or any foreign patent office).

(ii) TRIGR, at its sole expense, may assume control of the filing, prosecution and/or maintenance of such Abandoned Patent Rights.

(iii) TRIGR shall have the right to transfer the responsibility for such Prosecution of such Abandoned Patent Rights to patent counsel (outside or internal) of its choice.

(iv) ABL shall use commercially reasonable efforts to assist and cooperate with TRIGR’s reasonable requests to support

Prosecution of any such Abandoned Patent Rights.

7.4 Enforcement against Third Parties.

(a) Notification. Each Party shall promptly notify the other Party in writing of any existing, alleged or threatened infringement of the ABL Patents or Joint Patents in the Territory of which it becomes aware, and shall provide all Information in such Party’s possession or control demonstrating such infringement.

(b) Infringement Action. TRIGR shall have the right, but not the obligation, to bring suit or take any other appropriate action against any Third Party engaged in any existing, alleged or threatened infringement of any ABL Patent or Joint Patent related to Exploiting the Products in the Territory during the Term (a “Product Infringement”), and shall at all times keep ABL informed as to the status thereof. TRIGR may, at its own expense, institute suit against any such infringer or alleged infringer and control and defend and settle such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Section 7.4(d). ABL shall reasonably cooperate in any such litigation (including joining or being named a necessary party thereto) at TRIGR’s expense. TRIGR shall not enter into any settlement of any claim described in this Section 7.4(b) that admits to the invalidity or unenforceability of the ABL Patents or Joint Patents, incurs any financial liability on the part of ABL or requires an admission of liability, wrongdoing or fault on the part of ABL without ABL’s prior written consent, in each case, such consent not to be unreasonably withheld.

(c) In addition, if TRIGR elects not to enforce any patent within the ABL Patents or Joint Patents, then it shall so notify ABL in writing within one (1) months of receiving notice that a Product Infringement exists (or such shorter period as may be necessary to prevent exhaustion of a statute of limitations (or laches) applicable to such Product Infringement). With respect to any enforcement by ABL pursuant to this Section 7.4(c), ABL may, in its sole judgment, and at its own expense, take steps to enforce any such patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover any damages, awards or settlements resulting there from, subject to Section 7.4(d). TRIGR shall reasonably cooperate in any such litigation (including joining or being named a necessary party thereto) at ABL’s expense. ABL shall not enter into any settlement of any claim described in this Section 7.4(c) that admits to the invalidity or unenforceability of the ABL Patents or Joint Patents or incurs any financial liability on the part of TRIGR or requires an admission of liability, wrongdoing or fault on the part of TRIGR without TRIGR’s prior written consent, in each case, such consent not to be unreasonably withheld.

(d) Allocation of Proceeds. If TRIGR recovers monetary damages from any Third Party under Section 7.4(b) or Section 7.4(c), or any royalties from a license agreement with a Third Party related to any alleged Product Infringement, whether such damages or royalties result from the infringement of the ABL Patents or Joint Patents, such recovery shall be allocated first to the reimbursement of any expenses incurred by TRIGR in such litigation, action or license, and any remaining amounts shall be retained by TRIGR and treated as Net Sales for purposes of the royalties due to ABL under this Agreement. If ABL recovers monetary damages from any Third Party under Section 7.4(c), or any royalties from a license agreement with a Third Party related to any alleged Product Infringement, whether such damages or royalties result from the infringement of the ABL Patents or Joint Patents, such recovery shall be retained by ABL.

(e) Enforcement of Joint Inventions. Each Party will notify the other Party in writing prior to commencing any enforcement action of intellectual property rights in Joint Inventions against any Third Party after the Term. Any enforcement or defense of any intellectual property rights involving Joint Intellectual Property that is mutually undertaken by both Parties pursuant to this Section 7.4(e) requires separate agreement between the Parties. If either Party provides the other Party written notice of its decision not to participate in an enforcement action of intellectual property rights in any Joint intellectual Property and the other proceeds with such action, the proceeding Party has no obligation to account to the non-participating Party for any amounts collected.

7.5 Infringement of Third Party Rights.

(a) Notice. If any Product Exploited hereunder by TRIGR becomes the subject of a claim or assertion of infringement of a Third Party’s Patent granted in the Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action.

(b) Defense. TRIGR shall have the right, but not the obligation, to defend any such Third Party claim or assertion of infringement described in Section 7.5(a) above, at TRIGR’s expense. TRIGR may, at its own expense, control and defend and settle such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Section 7.4(d). ABL shall reasonably cooperate in any such litigation (including joining or being named a necessary party thereto) at TRIGR‘s expense. TRIGR shall not enter into any settlement of any claim described in this Section 7.5(b) that admits to the invalidity or unenforceability of the ABL Patents or Joint Patents, incurs any financial liability on the part of ABL or requires an admission of liability, wrongdoing or fault on the part of ABL without ABL’s prior written consent, in each case, such consent not to be unreasonably withheld. The foregoing is without limitation to the rights of TRIGR under Section 6.5 (Third Party Licenses) and Article 12 (Indemnification).

(c) In addition, if TRIGR elects not to defend any such Third Party claim or assertion of infringement described in Section 7.5(a) above, then it shall so notify ABL in writing within one (1) month of receiving notice that such Third Party claim exists. Following such notice, ABL may, at its own expense, control and defend and settle such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Section 7.4(d). TRIGR shall reasonably cooperate in any such litigation (including joining or being named a necessary party thereto) at ABL’s expense. ABL shall not enter into any settlement of any claim described in this Section 7.5(c) that admits to the invalidity or unenforceability of the ABL Patents or Joint Patents, incurs any financial liability on the part of TRIGR or requires an admission of liability, wrongdoing or fault on the part of TRIGR without TRIGR’s prior written consent, in each case, such consent not to be unreasonably withheld. The foregoing is without limitation to the rights of TRIGR under Section 6.5 (Third Party Licenses) and Article l2 (Indemnification).

ARTICLE 8- REPRESENTATIONS AND WARRANTIES

8.1 Mutual. Each of the Parties hereby represents and warrants to the other Party as of the Effective Date and covenants that:

(a) Organization. It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate power and authority to execute, deliver and perform this Agreement.

(b) Binding Agreement. This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. (c) Authorization. The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate action and do not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Applicable Law or any order, writ, judgment, injunction, decree, determination, or award of any court or governmental body, or administrative or other agency presently in effect applicable to such Party.

(d) No Further Approval. It is not aware of any government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board , bureau, agency or instrumentality , domestic or foreign, under any Applicable Law, currently in effect, necessary for, or in connection with, the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements.

(e) No Inconsistent Obligations. Neither Party is under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.

(f) Transparency Reporting. Each Party shall be responsible for tracking and reporting transfers of value initiated and controlled by its and its Affiliates’ employees, contractors and agents pursuant to the requirements of the marketing reporting laws of any Governmental Authority in the Territory.

8.2 ABL. In addition, ABL represents and warrants to TRIGR as of the Effective Date and covenants that:

(a) ABL has all rights necessary to grant the licenses under the ABL Intellectual Property, Sublicensed Patents and other rights that it grants to

TRIGR in this Agreement, including without limitation to the ABL Data (and, in particular, the ABL Data arising from the Korean Government Program). Neither the shareholders nor the employees, consultant or agents of ABL nor any other Person (other than ABL) has any rights to the ABL Intellectual Property, the ABL Materials or the Product (and any such rights previously held by any of them have been assigned to ABL).

(b) As of the Effective Date, the Patents set forth in Schedule I represent all ABL Patents that ABL or any of its Affiliates Controls that claim or disclose any Invention discovered or developed in the Research Program or necessary or useful for the Exploitation of the Products in the Territory. ABL is the sole and exclusive owner of the entire right, title and interest in the ABL Patents free of any encumbrance, lien or claim of ownership by any Third Party.

(c) The ABL Patents are being diligently prosecuted in the Territory in accordance with Applicable Law. The ABL Patents have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment.

(d) The ABL Know-How has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality and no breach of such confidentiality has been committed by any Third Party.

(e) No claim or litigation, other than claims that have been withdrawn and settled by entering into the Prestige License, has been brought or threatened by any Person alleging, and there is no claim, whether or not asserted that: (i) any of the ABL Patents is invalid or unenforceable, (ii) the ABL Intellectual Property, or the disclosing, copying, making, assigning, or licensing of the ABL Intellectual Property, violates, infringes, or otherwise conflicts or interferes with, or would violate, infringe, or otherwise conflict or interfere with, any intellectual property or proprietary right of any Person;

or (iii) any intellectual property or proprietary right of any Person is related to the Exploitation of the Products, as of the Effective Date.

(f) ABL owns all right, title and interest in and to the ABL Know-How to be provided hereunder, and all such information is true, complete and correct in all material respects and what it purports to be.

8.3 Compliance with Applicable Laws. In addition, each Party covenants that in performing its obligations under this Agreement, or any ancillary agreements (if any), such Party shall comply with all Applicable Laws, including any applicable anti-corruption or anti-bribery laws or regulation, of any Governmental Authority with jurisdiction over the activities performed by such Party or its Affiliates in furtherance of its rights or obligations hereunder.

8.4 No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 8, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED , WRITTEN OR ORAL, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT OR AS TO THE VALIDITY OF ANY PATENTS lN THE TERRITORY.

ARTICLE 9- CONFIDENTIALITY

9.1 Nondisclosure. Each Party agrees that, during the Term and for a period of ten (10) years thereafter, a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) shall (a) maintain in confidence such Confidential Information using at least the level of care that the Receiving Party uses to maintain in confidence its own confidential or proprietary information of similar kind and value (but not less than reasonable care), (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement (it being understood that this Section 9.1 shall not create or imply any rights or licenses not expressly granted under this Agreement). Notwithstanding anything to the contrary in the foregoing, the obligations of confidentiality and non-use with respect to any Confidential Information that is a trade secret shall survive such ten (10)-year period for so long as such Confidential Information remains a trade secret under Applicable Law.

9.2 Exceptions. The obligations in Section 9.1 shall not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent evidence:

(a) is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party here under;

(b) is rightfully known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

(c) is subsequently disclosed to the Receiving Party or any of its Affiliates on a non-confidential basis by a Third Party that, to the Receiving

Party’s Knowledge, is not bound by a similar duty of confidentiality or restriction on its use;

(d) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or any of its Affiliates, generally known to the public, either before or after it is disclosed to the Receiving Party;

(e) is independently discovered or developed by or on behalf of the Receiving Party or any of its Affiliates without the use of or access to

Confidential Information belonging to the Disclosing Party; or

(f) is the subject of written permission to disclose provided by the Disclosing Party.

9.3 Authorized Disclosure. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party only to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting Patents as permitted by this Agreement;

(b) filing Regulatory Materials in order to obtain or maintain Regulatory Approvals;

(c) prosecuting or defending litigation, including responding to a subpoena in a Third Party litigation;

(d) complying with Applicable Laws or court or administrative orders as long as the Disclosing Party has a reasonable advance opportunity to pursue a protective order;

(e) to its Affiliates, sublicensees, subcontractors or prospective subcontractors, payors, consultants, agents and advisors on a “ need-to-know” basis in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, each of whom prior to disclosure must be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive (except for the duration of such restrictions, which shall be no less than five (5) years) than those set forth in this Article 9; provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 9.3(e) to treat such Confidential Information as required under this Article 9; or

(f) to its actual or prospective investors, acquirers, merger-partners, and to any investment advisors, each of whom prior to disclosure must be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than those set forth in this Article 9 (except for the duration of such restrictions, which shall be no less than three (3) years); provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this

Section 9.3(f) to treat such Confidential Information as required under this Article 9.

If and whenever any Confidential Information is disclosed in accordance with this Section 9.3, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement). Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to clauses (a) through (d) of this Section 9.3, it shall, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use not less than the same efforts to secure confidential treatment of such information as it would to protect its own confidential information from disclosure and shall be jointly and severally liable for any breach of this Article 9 by such Person.

9.4 Terms of this Agreement. The Parties acknowledge that this Agreement and all of the respective terms of this Agreement shall be treated as

Confidential Information of both Parties.

9.5 Publicity. Except as necessary to comply with any Applicable Law, each Party agrees not to issue any other press release or other public statement disclosing any information relating to this Agreement or the transactions contemplated here by that contains information not previously publicly disclosed in accordance with this Section 9.5 without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed.

9.6 Publication. Each Party shall submit to the other Party for its review any proposed academic, scientific or medical abstract, poster, publication or public presentation (substantially in final form) that is related to the Research Program or any Product

(“Publication”) at least forty-five (45) days before submission for publication or presentation. The publishing Party will reasonably consider comments submitted by the reviewing Party during the forty-five (45)-day period and delete any of the reviewing Party’s Confidential Information identified therein. In addition, the publishing Party agrees to delay submission for at least thirty (30) days after the forty-five (45)-day period if the reviewing Party demonstrates reasonable need for such extension for the preparation and filing of patent applications on subject matter described in the publication. Each Party will comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication governed by this Section 9.6, including International Committee of Medical Journal Editors standards regarding authorship and contributions. All Publications will be subject to the prior written approval by (a) the JRDC with respect to Publications relating to the Initial

Development Period and (b) thereafter, by TRIGR.

9.7 Equitable Relief. Given the nature of the Confidential Information and the competitive damage that could result to a Party upon unauthorized disclosure, use or transfer of its Confidential information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 9. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 9.

ARTICLE 10 - TERM AND TERMINATION

10. Term. This Agreement shall become effective as of the Effective Date and shall continue in full force and effect until the expiration of this

Agreement as described in this Section 10.1, unless earlier terminated pursuant to this Article 10 (the “Term”). This Agreement shall expire as follows:

(a) on a country-by-country basis, upon the expiration of the Royalty Term with respect to each Product in the Territory, as applicable; or

(b) in its entirety, upon the expiration of the Royalty Term with respect to the last Product commercialized in the Territory.

Upon expiration of this Agreement, the licenses and other rights granted to TRIGR and its Affiliates under this Agreement shall be fully paid-up, irrevocable and non-exclusive only to the extent such licenses and other rights relates the Exploitation of the Product.

l0.2 Termination on Mutual Agreement. This Agreement may be terminated by the operation of 3.4(c) or by mutual written consent of both Parties.

10.3 Termination by ABL. ABL will have the right to terminate this Agreement upon delivery of written notice to TRIGR in the event of any material breach by TRIGR of any terms and conditions of this Agreement, provided, however, that such termination will not be effective if such breach has been cured within ninety (90) days after written notice thereof is given by ABL to TRIGR specifying in reasonable detail the nature of the alleged breach; provided further, however, that to the extent such material breach involves the material undisputed failure to make a payment when due, such breach must be cured within thirty (30)

days after written notice thereof is given by ABL to TRIGR; provided further, however, that if the material breach is not reasonably capable of being cured within the ninety (90)-day cure period, and if TRIGR (a) proposes within such ninety (90)-day period a written plan, reasonably acceptable to ABL, to cure such breach, (b) obtains the prior written consent from ABL for such written cure plan, and (c) makes good faith efforts to cure such default and to implement such written cure plan, then, until the first anniversary of notice of termination, ABL may not terminate this Agreement for so long as TRIGR is diligently pursuing such cure in accordance with such plan.

10.4 Termination by TRIGR. TRIGR may terminate this Agreement as follows:

TRIGR will have the right to terminate this Agreement upon delivery of written notice to ABL in the event of any material breach by ABL of any terms and conditions of this Agreement; provided, however, that such termination will not be effective if such breach has been cured within ninety (90) days after written notice thereof is given by TRIGR to ABL specifying the nature of the alleged breach, however, that if such breach is not reasonably capable of being cured within the ninety (90)-day cure period, and if ABL (a) proposes within such ninety (90)-day period a written plan, reasonably acceptable to TRIGR, to cure such breach, (b) obtains the prior written consent from TRIGR for such written cure plan, and (c) makes good faith efforts to cure such default and to implement such written cure plan, then, until the first anniversary of receipt of notice of termination, TRIGR may not terminate this Agreement for so long as ABL is diligently pursuing such cure in accordance with such plan.

10.5 Termination for Insolvency. ABL or TRIGR may terminate this Agreement if, at any time, ABL (in the case of a proposed termination by TRIGR) or TRIGR (in the case of a proposed termination by ABL) shall (a) file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, (b) propose a written agreement of composition or extension of its debts, (c) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition has not been dismissed within sixty (60) days after the filing thereof, (d) propose or be a party to any dissolution or liquidation, (e) make an assignment for the benefit of its creditors or (f) admit in writing its inability gene rally to meet its obligations as they fall due in the general course.

10.6 Effects of Termination in General. All of the following effects of termination are in addition to the other rights and remedies that may be available to either of the Parties under this Agreement and shall not be construed to limit any such rights or remedies. Upon a termination of this Agreement by ABL pursuant to Section 10.3 or 10.5 or by TRIGR pursuant to Section 10.4 or 10.5 (or by mutual agreement under Section 10.2):

(a) Notwithstanding anything contained in this Agreement to the contrary, all rights and licenses granted herein to TRIGR shall terminate and

TRIGR shall cease any and all development and commercialization activities with respect to the Research Program and Products; and

(b) All payment obligations hereunder shall terminate, other than those that are accrued and unpaid as of the effective date of such termination.

Notwithstanding the foregoing, no termination of this Agreement shall be construed as a termination of any sublicense hereunder, and thereafter each sublicensee shall be considered a direct licensee of ABL with respect to the rights licensed to TRIGR hereunder and sublicensed to the sublicensee by TRIGR; provided that (i) such sublicensee is then in full compliance with all terms and conditions of its sublicense, and (ii) such sublicensee agrees in writing to assume all applicable obligations of TRIGR under this Agreement.

10.7 Remedies. Notwithstanding anything to the contrary in this Agreement, except as otherwise set forth in this Agreement, termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor prejudice either Party’s right to obtain performance of any obligation. Each Party shall be free, pursuant to Article 11, to seek, without restriction as to the number of times it may seek, damages, expenses and remedies that may be available to it under Applicable Law or in equity and shall be entitled to offset the amount of any damages and expenses obtained against the other Party in a final determination under Section 11.3, against any amounts otherwise due to such other Party under this Agreement.

10.8 Survival. The following provisions shall survive any expiration or termination of this Agreement for the period of time specified therein (or, if no such period is specified, indefinitely): Section 4.2 (Records and Audits); Section 6.8 (Late Payment); Article 7 (Intellectual Property Matters); Article 8 (Representations and Warranties); Article 9 (Confidentiality); Article 10 (Term and Termination); Article 11 (Governing Law and Dispute Resolution); Article 12 (Indemnification); and Article 13 (Miscellaneous) except Section 13.3 (Assignment).

ARTICLE 11- GOVERNING LAW AND DISPUTE RESOLUTION

11.1 Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of Singapore without reference to any conflicts of laws principles, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

11.2 Dispute Resolution. In the event of a dispute, controversy or claim or relating to the Agreement (“Dispute”), the Parties shall refer such dispute to the executive officers for attempted resolution by good faith negotiations within thirty (30) calendar days after such referral is made. If the executive officers are unable to resolve such Dispute in a timely manner, which shall in no case be more than thirty (30) calendar days after the matter was referred to them, the matter shall be resolved through arbitration in accordance with the arbitration provisions set forth in Section 11.3, upon notice by a Party to the other Party specifically requesting such arbitration.

11.3 Arbitration.

(a) If the Parties do not resolve a dispute as provided in Section 11.2, and a Party wishes to pursue the matter, each such dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (or its successor entity) in accordance with its Rules. Judgment on the arbitration award may be entered in any court having jurisdiction thereof.

(b) The arbitration shall be decided by a tribunal of three (3) arbitrators, in irrespective of the amount in controversy. Each Party shall nominate one arbitrator, and the third, who shall act as presiding arbitrator, shall be nominated by the two-party nominated arbitrators within thirty (30) days of the second arbitrator’s appointment. The seat, or legal place of arbitration, shall be Singapore, and the language of the arbitration, including all proceedings and communications shall be English.

(c) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award any damages proscribed by Section 12.3 hereof.

(d) Except to the extent necessary to confirm, vacate, or enforce an award, or as may be required by Applicable Law, or as needed or the preparation or presentation of claim or defense in the arbitration, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.

11.4 Preliminary Injunctions. Notwithstanding anything in Section 11.2 or elsewhere in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any Dispute.

11.5 Confidentiality. Any and all activities conducted under Article 11, including any and all proceedings and decisions under Section 11.3, shall be deemed Confidential Information of each of the respective Party who owns or Controls such Confidential Information, and shall be subject to Article 9.

ARTICLE 12- INDEMNIFICATION

12.1 Indemnification by TRIGR. TRIGR hereby agrees to defend, indemnify and hold harmless ABL and its Affiliates, and each of their respective directors, officers, employees, agents and representatives (each, a “ABL Indemnitee”) from and against any and all claims, suits. actions, demands, liabilities , expenses and/or loss, including reasonable legal expenses and attorneys’ fees (collectively, the “Losses”), to which any ABL Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise directly or indirectly out of: (a) the breach by TRIGR of any warranty, representation, covenant or agreement made by TRIGR in this Agreement or

(b) the negligence, gross negligence or willful misconduct of TRIGR or any officer, director, employee, agent or representative thereof; except, with respect to each of subsections (a) and (b) above, to the extent such Losses arise directly or indirectly from (i) the negligence, gross negligence or willful misconduct of any ABL Indemnitee or (ii) the breach by ABL of any warranty, representation, covenant or agreement made by ABL in this Agreement.

12.2 Indemnification by ABL. ABL hereby agrees to defend, indemnify and hold harmless TRIGR and its Affiliates and each of their respective directors, officers, employees, agents and representatives (each, an “TRIGR Indemnitee”) from and against any and all Losses to which any TRIGR Indemnitee may become subject as a result of any Claim to the extent such Losses arise directly or indirectly out of: (a) the breach by ABL of any warranty, representation, covenant or agreement made by ABL in this Agreement; (b) the negligence or willful misconduct of ABL or any of its Affiliates or other licensees, or any officer, director , employee, agent or representative thereof; or (c) the infringement of a Third Party’s Patents in the Territory; except, with respect to each of subsections (a), (b) and (c) above, to the extent such Losses arise directly or indirectly from the (i) negligence, gross negligence or willful misconduct of any TRIGR Indemnitee or (ii) the breach by TRIGR of any warranty, representation, covenant or agreement made by TRIGR in this Agreement.

12.3 Limitation of Liability. EXCEPT FOR A PARTY’S OBLIGATIONS SET FORTH IN THIS ARTICLE 12, AND ANY BREACH OF ARTICLE 10 (CONFIDENTIALITY), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT FOR LOST REVENUE, LOST PROFITS, LOST SAVINGS, LOSS OF USE, DAMAGE TO GOODWILL, OR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR INDIRECT DAMAGES UNDER ANY THEORY, INCLUDING CONTRACT, NEGLIGENCE, OR STRICT LIABILITY, EVEN IF THAT PARTY HAS BEEN PLACED ON NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 13 - MISCELLANEOUS

13.1 Correspondence. Any notice or payment required to be given to either Party under this Agreement shall be deemed to have been properly given and effective (a) on the date of delivery if delivered in person, (b) five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other Party, or (c) upon confirmation by recognized national overnight courier , confirmed facsimile transmission, or confirmed electronic mail, to the following addresses or facsimile numbers of the Parties.

If to TRIGR: George Uy

CEO & Founder

TRIGR Therapeutics, Inc.

53 Carrington

Irvine CA 92620

USA

Phone: 001 949 648 07 05 e-mail: guy@trigrrx.com

If to ABL:

Sang Hoon Lee CEO & Founder ABL Bio, Inc.

#16 Daewangpangyo-ro

712beon-gil, Bundang-gu, Seongnam-si, Gyeonggi-do, 13488, Republic of Korea Phone: 82-10-4104-0861

e-mail: sang.lee@ablbio.com

With a copy to Mikyung Chang Senior manager ABL Bio, Inc.

#16 Daewangpangyo-ro

712beon-gil, Bundang-gu, Seongnam-si, Gyeonggi-do, 13488, Republic of Korea

Phone: 82-10-5515-4238

e-mail: mikyung.chang@ablbio.com

13.2 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by Force Majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a Force Majeure affecting such Party. If a Force Majeure persists for more than ninety (90) days, then the Parties shall discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such Force Majeure.

13.3 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder to any Third Party without the other Party’s prior written consent; provided however that TRIGR may assign this Agreement and its rights and/or obligations hereunder including with respect to the Sublicensed Patents without the prior written consent of ABL to any of its Affiliates or in connection with any merger, consolidation or sale of all or substantially all of the assets of TRIGR that relate to this Agreement. Any other assignment by TRIGR shall require the prior written consent of ABL, which shall not be unreasonably withheld, delayed or conditioned (it being understood that ABL may not withhold such consent if the assignee has at least substantially comparable development capabilities for the Product as TRIGR). Any assignee permitted hereunder shall, in writing to the other Party, expressly assume performance of all of the assigning Party’s rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 13.3 shall be null, void and of no legal effect.

13.4 Rights Survive ABL Bankruptcy. All rights and licenses granted under or pursuant to any section of this Agreement are intended to survive any bankruptcy of ABL and are, and shall otherwise be deemed to be, for purposes of Section 365(11) of the U.S. Bankruptcy Code (and comparable provisions under the laws of other jurisdictions), licenses of rights to “ intellectual property” as defined under Section 10 I (35 A) of the U.S.

Bankruptcy Code to the extent permitted thereunder. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code (and comparable provisions under the laws of other jurisdictions). Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

13.5 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

13.6 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided here in are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

13.7 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof.

13.8 Relationship of the Parties. It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of that Party and not of the other Party and all expenses and obligations incurred by reason of such employment shall be for the account and expense of such Party.

13.9 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, .pdf or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were the original signatures.

13.10 Construction. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provision.

13.11 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. In the event of any inconsistency between the body of this Agreement and the Schedules or Exhibits to this Agreement, unless otherwise expressly stated to the contrary in such Schedule or Exhibit or subsequent ancillary agreement, the terms contained in this Agreement shall control.

13.12 Headings. The headings of each Section, Article, Schedule and Exhibit in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained therein.

<Signature page follows.>

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

TRIGR THERAPEUTICS. INC.

By: /s/ George Uy Name: George Uy Title: CEO

ABL BIO INC.

By: /s/ Sang Hoon Lee Name: Sang Hoon Lee Title: CEO

<Signature Page of Research and Development Collaboration and License Agreement ABL 00l>

Appendix. Payments

1. ABL001

1.1 Initial Payment (Upfront). Initial payments shall be as follows: [***].

1.2 Development Milestones. Development Milestones payable to ABL by TRIGR shall accrue upon the achievement of the events set forth below on a Region by Region basis where indicated. TRIGR shall promptly notify ABL in writing following the achievement by TRIGR of each milestone event described in this Section 1.3. With the receipt of such notice by TRIGR, ABL shall submit to TRIGR an invoice for the corresponding milestone payment in the applicable amount, and TRIGR shall remit each milestone payment to ABL within thirty (30) days after TRIGR’s receipt of the applicable invoice from ABL. The event described below includes all cases achieved by the Parties, its Affiliates and sublicensees. The obligation of Milestone Payments arises when each milestone event (four milestones) is achieved, on a Region by Region basis where indicated. Each Milestone Payment shall be payable only once (even if, for example, there is more than one Phase II or Phase III study).

The following milestones are payable on achievement for the Product in the oncology field: [***].

***

Further, the following milestones are payable on achievement for the Product in the ophthalmology field: [***].

1.3 Commercial Milestones. Commercial Milestones payable by TRIGR to ABL shall accrue upon the achievement of the events set forth below. TRIGR shall promptly notify ABL in writing following the achievement by TRIGR of each milestone event described as below the table. With the receipt of such notice by TRIGR, ABL shall submit to TRIGR an invoice for the corresponding milestone payment in the applicable amount, and TRIGR shall remit each milestone payment to ABL within thirty (30) days after TRIGR’s receipt of the applicable invoice from ABL. The event described below includes all cases achieved by the Parties, its Affiliates and sublicensees. The obligation of Milestone Payments arises when each milestone event is achieved. Each Milestone Payment shall be payable only once.

The following milestones are payable on achievement for the Product in the oncology field: [***].

In addition, the following milestones are payable on achievement for the Product in the ophthalmology field: [***].

ABL PATENTS

✓ “ Patents” has the meaning set forth in Section 1.36. The Patents below constitute the ABL Patents as of the Effective Date.

✓ Patents based on provisional applications currently pending or registered are included ABL Patents. Novel monoclonal antibody binding specifically to dll4 and use thereof

Country	Application No.	Filing Date	Patent No.	Issue Date
CN	2013-80035510	2013-07-02	104428319	2018-03-09
CN	2016-10937490	2013-07-02
US	14/412419	2013-07-02	9598483	2017-03-21
JP	2015 -520051	2013-07-02	5982698	2016-08-12
KR	10 -2013 -0071261	2013-06-20	10-1535341	2015-07-02
EP	2013 -813 388	2013-07-02

Novel double-targeting protein that specifically binds to DLL4 and VEGF, and use thereof

Country	Application No.	Filing Date	Patent No.	Issue Date
RU	20160104057	2014-07-08	2648154	2018-03-22
JP	2016 -525275	2014-07-08	6283411	2018-02-02
KR	10-2014-0085332	2014-07-08	10-1673389	2016-11-01
AU	2014-28798 4	2014-07-08	2014287984	2017-01-05
US	14/903077	2014-07-08
EP	2014-823338	2014-07-08
CN	2014-80049434	2014-07-08
CA	2917402	2014-07-08

JRDC CHART

TRIGR ABL

George Uy Sang Hoon Lee

Miranda Toledano Weon-Kyoo You

[To be designated by TRIGR](*) Jaeho Jung

(*)If TRIGR does not designate this additional representative or such representative is otherwise unavailable to participate in JRDC meetings and/or decisions, Mr. George Uy is entitled to act on behalf of TRIGR at the JRDC on behalf of such representative.

BINEX AGREEMENT

[Omitted]